Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on the Form S-1 of our report dated October 1, 2021, relating to the consolidated financial statements and schedules of LAMF Global Ventures Corp. I, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

October 1, 2021